    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 1996
                                                      REGISTRATION NO. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                      THE SECURITIES EXCHANGE ACT OF 1933
                             PUBLIC SERVICE COMPANY
                        OF NORTH CAROLINA, INCORPORATED

             (Exact name of Registrant as specified in its charter)

          NORTH CAROLINA                   56-0233140
 (State or other jurisdiction of        (I.R.S. Employer
  incorporation or organization)      Identification No.)

                                  400 COX ROAD
                              POST OFFICE BOX 1398
                      GASTONIA, NORTH CAROLINA 28053-1398
                                 (704) 864-6731

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 JACK G. MASON
                                  400 COX ROAD
                              POST OFFICE BOX 1398
                      GASTONIA, NORTH CAROLINA 28053-1398
                                 (704) 834-6422

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                    JEFFREY S. HAY, ESQ.                                            J. PAUL DOUGLAS
            FENNEBRESQUE, CLARK, SWINDELL & HAY                                       400 COX ROAD
                NATIONSBANK CORPORATE CENTER                                      POST OFFICE BOX 1398
             100 NORTH TRYON STREET, SUITE 2900                           GASTONIA, NORTH CAROLINA 28053-1398
              CHARLOTTE, NORTH CAROLINA 28202                                        (704) 834-6446
                       (704) 347-3800

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

[CAPTION]

  TITLE OF EACH CLASS                                      PROPOSED MAXIMUM            PROPOSED MAXIMUM
    OF SECURITIES TO             AMOUNT TO BE               OFFERING PRICE            AGGREGATE OFFERING
     BE REGISTERED                REGISTERED                 PER UNIT (1)                 PRICE (1)
Common Stock,
  $1 par value..........          1,000,000                    $17.6875                  $17,687,500

  TITLE OF EACH CLASS
    OF SECURITIES TO              AMOUNT OF
     BE REGISTERED             REGISTRATION FEE
Common Stock,
  $1 par value..........          $6,099.14

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 429, the Prospectus included in this Registration
Statement is a combined prospectus and relates to the registrant's Registration Statement No. 33-48911 as previously filed by the registrant on August 18, 1992, on Form S-3, and the 675,631 shares of the registrant's Common Stock remaining for sale thereunder. This Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 2 to the Registration Statement No. 33-48911 and such Post-Effective Amendment No. 2 shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

(A redherring appears on the left-hand side of this page, rotated 90 degrees. Text is as follows:)

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD
NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
(SUBJECT TO COMPLETION, ISSUED             , 1996)

                                1,675,631 SHARES

                   PUBLIC SERVICE COMPANY OF NORTH CAROLINA,
                                  INCORPORATED

                               STOCK PURCHASE AND
                      AUTOMATIC DIVIDEND REINVESTMENT PLAN

                                  COMMON STOCK
                          (PAR VALUE $1.00 PER SHARE)

     Public Service Company of North Carolina, Incorporated (the "Company") hereby offers to eligible persons, even if they are currently shareholders of the Company, the opportunity to make an initial purchase of its Common Stock, par value $1.00 per share (the "Common Stock"), by purchasing shares directly from the Company and thereafter to participate in the automatic dividend reinvestment and optional stock purchase portions of the Plan. No service fees or brokerage commissions will be charged to participants in the Plan ("Participants") for purchases made under this Stock Purchase and Automatic Dividend Reinvestment Plan (the "Plan").

     Shares acquired through the Plan generally will be purchased directly from the Company from authorized but unissued shares rather than being purchased on the open market. However, from time to time shares may be acquired through open market purchases. The price of shares acquired with initial or optional cash payments will be purchased at 100% of market value, determined as provided in the Plan. Shares acquired with reinvested dividends will be purchased at a 5% discount from such market value. See "Description of the Plan -- Purchases." Further information concerning the provisions of the Plan is set forth elsewhere in this Prospectus.

     This Prospectus relates to 1,000,000 authorized and unissued shares of Common Stock being registered for sale under the Plan pursuant to a registration statement to which this Prospectus is a part and 675,631 shares previously registered, and is being provided both to present and prospective Participants. For present Participants, this Prospectus (including the materials incorporated by reference) provides more current information concerning the Plan and is intended to amend the Prospectus dated March 31, 1993. Persons already participating in the Plan need not submit a new Authorization Form unless they are making an initial cash purchase or are changing their type of participation. THIS PROSPECTUS SHOULD BE RETAINED FOR FUTURE REFERENCE REGARDING THE DETAILS OF THE PLAN.

     The outstanding shares of the Company's Common Stock are, and the additional shares offered hereby, will be listed on the New York Stock Exchange.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
        ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                              IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September   , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's following regional office: 1401 Brickell Avenue, Suite 200, Miami, Florida 33131. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information regarding the Company made through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the following web site maintained by the Commission: http://www.sec.gov. The Company's Common Stock, par value $1.00 per share, trading symbol "PGS," (the "Common Stock"), is listed on the New York Stock Exchange (the "NYSE"). Reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement with respect to the Common Stock offered hereby. This Prospectus does not contain all the information in the Registration Statement and in the exhibits and schedules thereto. For further information, reference is made to the Registration Statement and to the exhibits and schedules therewith. These documents may be inspected without charge at the Office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies may be obtained from the Commission at prescribed rates.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Such a written or oral request should be directed to Jack G. Mason, Treasurer, Public Service Company of North Carolina, Incorporated, Post Office Box 1398, Gastonia, North Carolina 28053-1398, telephone number (704) 834-6422.

                       MATERIAL INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Prospectus:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995;

     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996; and

     (3) The description of the Common Stock contained in the Company's Form 8-A dated February 22, 1995.

     In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to termination of the offering of the shares of Common Stock covered by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                                  THE COMPANY

     The Company is engaged primarily in distributing natural gas to approximately 300,000 residential, commercial and industrial customers in 90 cities and communities in North Carolina. The Company's 26-county service area, covering approximately 10,000 square miles, has a population of approximately 2,300,000 and includes the fast-growing areas of Raleigh, Durham and Chapel Hill; Concord and Gastonia near Charlotte; Asheville and Hendersonville. The Company's utility operations are subject to regulation by the North Carolina Utilities Commission. PSNC, through various subsidiaries, also participates in nonregulated businesses such as natural gas and pipeline capacity brokering, and the conversion and fueling of natural gas vehicles.

     The Company was organized as a North Carolina corporation in 1938. The Company's corporate office is located at 400 Cox Road, Post Office Box 1398, Gastonia, North Carolina 28053-1398, telephone (704) 864-6731.

                            DESCRIPTION OF THE PLAN

     In 1980, the Board of Directors of the Company approved the original Automatic Dividend Reinvestment and Stock Purchase Plan which was previously amended and is now amended to be known as the "Stock Purchase and Automatic Dividend Reinvestment Plan" (the "Plan"). The Plan, as amended, now allows all eligible persons, even if they are currently shareholders of the Company, to make an initial purchase of the Company's Common Stock and thereafter to participate in the automatic dividend reinvestment and optional stock purchase portions of the Plan. The Company, however, reserves the right to limit the amount of a Participant's initial investment or reinvestment if it determines that the investment or reinvestment of the designated amount may jeopardize the Plan or the rights of other Participants thereunder. The Plan presently consists of the following 28 questions and answers. As of June 10, 1996, 7,297 shareholders were participating in the Plan, representing approximately 63% of the eligible shareholders. As of June 30, 1996, 2,948,709 shares of the Company's Common Stock had been issued under the Plan since its inception. The Company's Common Stock began trading on the NYSE on March 1, 1995 under the symbol "PGS." Prior to that date, the Company's stock was traded on the NASDAQ National Market System under the symbol "PSNC."

     The following is a question-and-answer statement of the provisions of the
Plan:

1. WHAT IS THE PLAN?

     The Plan provides that (a) Eligible Investors (as defined in Question 3) may make an initial purchase of shares of Common Stock and (b) all holders of record of shares of the Company's Common Stock ("Shareholders") may reinvest all or a portion of their cash dividends on the Company's Common Stock in shares of Common Stock and may also make additional purchases of Common Stock through optional cash payments. The following questions and answers explain how an Eligible Investor may make an initial payment to purchase shares of the Company's Common Stock and how a Shareholder may have cash dividends reinvested in Common Stock and make optional cash payments to purchase additional shares of Common Stock.

2. WHAT IS THE PURPOSE OF THE PLAN AND WHAT ARE ITS ADVANTAGES?

     The Plan offers a convenient and economical way for Eligible Investors to make an initial purchase of shares of Common Stock and for existing holders of Common Stock to increase their ownership of shares of Common Stock. The price of shares of Common Stock purchased with initial or optional cash payments under the Plan will be made at 100% of market value (determined as provided in the answer to Question 10). The price of shares of Common Stock purchased with reinvested dividends will be made at a 5% discount from market value (determined as provided in the answer to Question 10). Participants in the Plan pay no brokerage commissions or service charges for purchases made under the Plan. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, rounded to at least three decimal places, as well as full shares, to be credited to a Participant's account. Participants will be credited with dividends on full and fractions of shares held under the Plan. The net proceeds realized by the Company from the shares sold will be added to working capital primarily for application toward the Company's construction program. See "Use of Proceeds."

PARTICIPATION

3. WHO IS ELIGIBLE TO PARTICIPATE?

     Any person or entity, whether or not a holder of record of shares of Common Stock ("Eligible Investors"), is eligible to participate in the Plan. Shareholders whose shares are registered in names other than their own (e.g., in the name of a broker or bank nominee) must become holders of record by having their shares transferred into their own names (see the answer to Question 5 for information about stock transfers) in order to participate. Eligible Investors who make an initial purchase of Common Stock may then participate in the automatic dividend reinvestment and optional cash purchase portions of the Plan.

4. HOW DOES AN ELIGIBLE INVESTOR BECOME A PARTICIPANT?

     Eligible Investors may become Participants in the Plan by signing an Authorization Form and returning it to the Company's Stock Transfer Agent, Registrar and Dividend Disbursing Agent identified in Question 5. An Eligible Investor's initial cash payment must be enclosed with the Authorization Form. Authorization Forms may be obtained at any time by written request to the Stock Transfer Agent at the same address. Authorization Forms previously filed by Participants related to the automatic dividend reinvestment and optional cash purchase portions of the Plan will continue to be effective until revoked.

5. WHO IS THE STOCK TRANSFER AGENT AND REGISTRAR?

     First Union National Bank of North Carolina (the "Bank") is the Company's Stock Transfer Agent, Registrar and Dividend Disbursing Agent. All physical changes in registration of shares owned or shares transferred between parties are made by the Bank and requests therefor should be sent directly to the Bank addressed as follows:

                  First Union National Bank of North Carolina
                  Dividend Reinvestment Department
                  230 South Tryon Street, 11th Floor
                  Charlotte, North Carolina 28288-1153

6. WHEN MAY AN ELIGIBLE INVESTOR JOIN THE PLAN?

     An Eligible Investor may join the Plan at any time. An Eligible Investor who is not currently a Shareholder will become a Participant when the Bank receives the signed Authorization Form along with the initial cash payment. If an Authorization Form is received by the Bank on or before the record date established for payment of a particular dividend, the reinvestment of dividends under the Plan will commence with that dividend. If an Authorization Form is received after the record date established for a particular dividend, the reinvestment of dividends under the Plan will begin with the next succeeding dividend. For example, in order to have the dividend expected to be paid on October 1, 1996 reinvested under the Plan, an Authorization Form must be received by the Bank on or before September 10, 1996, the expected record date for the dividend. (See Question 14 for information concerning initial cash payments by Eligible Investors and optional cash payments by Shareholders).

     Quarterly dividend payment dates ordinarily occur on the first day of January, April, July and October. Dividend record dates for determining shareholders who will receive dividends are usually set for the 10th day of the preceding month if a regular business day, or if the 10th day is on a Saturday, Sunday or legal holiday, the record date shall be the last business day preceding the 10th day. Although the Plan contemplates the continuation of quarterly dividend payments, the payment of dividends will depend upon future earnings, the financial condition of the Company and other factors.

ADMINISTRATION

7. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

     The Bank administers the Plan for Participants, maintains records, sends statements of account activity to Participants and performs other duties relating to the Plan.

COSTS

8. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES MADE UNDER THE PLAN?

     All costs of administration of the Plan are paid by the Company. Participants incur no brokerage commissions or service charges for purchases made under the Plan. (See Question 20 for information relating to the sale of shares under the Plan).

PURCHASES

9. WHEN WILL THE SHARES OF COMMON STOCK BE PURCHASED UNDER THE PLAN?

     Cash dividends on shares of Common Stock will be applied to the purchase of additional shares of Common Stock on dividend payment dates. Initial cash payments by Eligible Investors and optional cash payments by existing Shareholders will be applied to the purchase of shares of Common Stock on the next Investment Date (as defined in the answer to Question 10). Purchases from the Company of authorized but unissued shares of Common Stock will be made on the relevant Investment Date. Purchases on the open market may begin no earlier than five business days prior to the Investment Date and will be completed no later than 30 days from such date except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange (currently, the NYSE) where shares of the Company's Common Stock are traded or may be negotiated transactions and may be subject to such terms with respect to price, delivery and other matters as to which the underwriter purchasing the same may agree. Neither the Company nor any Participant shall have any authority or power to direct the time or price at which such shares may be purchased or the selection of the broker or dealer through or from whom such purchases are to be made.

10. AT WHAT PRICE WILL SHARES OF COMMON STOCK BE PURCHASED?

     The price of shares purchased by Eligible Investors with initial cash payments or by Shareholders with optional cash payments will be 100% of the average of the high and low sale prices of the Common Stock as published in the NYSE report in the Eastern Edition of The Wall Street Journal for the first day of the month in which invested (the "Investment Date"). If there is no trading on that day, the business day immediately preceding the first day of that month will be the Investment Date.

     The price of shares of Common Stock purchased with reinvested dividends will be 95% of the average of the high and low sale prices of the Common Stock on the dividend payment date as published in the NYSE report in the Eastern Edition of The Wall Street Journal. If there is no trading on that date, the business day immediately preceding the dividend payment date will be the Investment Date.

11. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?

     Each Participant's account will be credited with that number of shares, including fractions computed to at least three decimal places, equal to the amount to be invested divided by the applicable purchase price. The number of shares purchased cannot be determined until the day of purchase since the purchase price is not determinable before that day.

     The Plan does not allow Participants to specify the number of shares to be purchased with their reinvested dividends or optional cash payments nor does it allow Participants to specify the number of shares to be purchased with their initial cash payments.

12. CAN A PARTICIPANT CHANGE THE METHOD OF PARTICIPATION?

     Yes. A Participant may change the method of participation, i.e., dividends fully reinvested, dividends partially reinvested or optional cash payments, at any time and from time to time by completing and signing a new Authorization Form and returning it to the Bank. Any change with respect to reinvestment of dividends must be received by the Bank on or before the record date for the dividend as to which it is to be effective.

13. WILL CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

     Unless requested by a Participant, certificates for shares of Common Stock purchased under the Plan will not be issued in a Participant's name. Certificates for any number of full shares credited to a Participant's account under the Plan will be issued in the Participant's name without charge upon receipt by the Bank of a written request therefor from the Participant. Any request for issuance of certificates received by the Bank between a dividend record date and payment date will not be effective until after the dividend is reinvested under the Plan. Certificates representing fractional share interests will not be issued under any circumstances. (See Question 22 concerning payments for fractional share interests).

INITIAL CASH PAYMENTS AND OPTIONAL CASH PAYMENTS

14. HOW MAY INITIAL CASH PAYMENTS AND ADDITIONAL OPTIONAL CASH PAYMENTS BE MADE?

     Initial cash payments by Eligible Investors and optional cash payments by existing Shareholders may be made by enclosing a check or money order payable to "First Union National Bank of North Carolina" with an Authorization Form or, in the case of optional cash payments, with the optional cash payment form at the top portion of the statement of account referred to in Question 16. Checks or money orders should be mailed to the following address:

                  First Union National Bank of North Carolina
                  Dividend Reinvestment Department
                  230 South Tryon Street, 11th Floor
                  Charlotte, North Carolina 28288-1153

     While initial cash payments by Eligible Investors and optional cash payments by Shareholders may be made at any time, such payments must be received by the Bank three business days before the Investment Date. Cash payments which are received by the Bank on or after the cut-off date will be held by the Bank and will be invested on the next Investment Date. No interest will be paid by the Bank to any Participant on any cash payment. A Participant may obtain the return of any cash payment at any time upon written request received by the Bank before the next Investment Date.

     In addition, optional cash payments may be drafted from a Participant's savings or checking account on a monthly basis. Participants who want optional cash payments drafted from their bank account should return the completed and signed Authorization Form, along with a voided check or deposit slip for the Bank's use in identifying the exact checking or savings account to be drafted, to the address set forth above. Bank accounts cannot be drafted if a Participant's financial institution is not a member of the Automated Clearing House. Drafts may be terminated by delivering written notice to the Bank at the address set forth above.

15. WHAT ARE THE LIMITATIONS ON MAKING INITIAL AND OPTIONAL CASH PAYMENTS?

     Initial cash payments by Eligible Investors may not be less than $250 nor more than $25,000. Participants can make optional cash payments at any time. Optional cash payments may not be less than $25 per payment nor total more than $15,000 in any calendar quarter. The same amount of money need not be sent each month or quarter and a Participant is under no obligation to make an optional cash payment in any month or quarter. For Participants who have optional cash payments drafted from their bank accounts, the minimum optional cash payment that may be drafted is $25 per month and the maximum optional cash payment that may be drafted is $5,000 per month.

REPORTS TO PARTICIPANTS

16. WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

     As soon as practicable after each purchase is made under the Plan on behalf of a Participant, such Participant will receive a statement of his or her account, which will include information regarding the number of full and fractional shares purchased, price at which the shares were purchased and other information regarding the status of the Participant's account as of the date of such statement. PARTICIPANTS SHOULD RETAIN SUCH STATEMENTS FOR INCOME TAX REPORTING PURPOSES. (See Question 26).

DIVIDENDS

17. WILL DIVIDENDS BE PAID ON SHARES HELD IN A PARTICIPANT'S ACCOUNT UNDER THE PLAN?

     Yes. Dividends will be paid on full and fractional shares held in a Participant's account as of the record dates for such dividends. (See Question 6 for quarterly dividend payment dates). Such dividends will automatically be reinvested in additional shares of Common Stock.

SAFEKEEPING OF STOCK CERTIFICATES

18. CAN PARTICIPANTS SAFEKEEP THEIR STOCK CERTIFICATES?

     Participants in the Plan that have stock certificates in their possession can return them to the Bank for safekeeping. The Participant should send the UNSIGNED stock certificates to the address in Question 5. The method of returning the certificates is at the Participant's option and risk. If certificates are returned through the United States Postal Service, registered and insured is suggested. On the Participant's next account statement, these shares will be shown as shares "HELD FOR YOU" instead of shares "HELD BY YOU." Certificates received by the Bank after an Investment Date will be shown on a subsequent statement. There is no charge to Participants for this service.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

19. HOW MAY A PARTICIPANT WITHDRAW SHARES PURCHASED UNDER THE PLAN?

     A Participant may withdraw all or any portion of the full shares held in the Participant's account by notifying the Bank in writing to that effect. A certificate for the number of full shares so withdrawn will be issued in the name of and mailed to the Participant by the Bank. In no case will certificates for fractional shares be issued. (See Question 22 concerning payments for fractional share interests). Any written notice of withdrawal received by the Bank after the record date for a particular dividend will not be effective until the dividend is reinvested for that period under the Plan.

20. CAN A PARTICIPANT SELL SHARES HELD IN THE PLAN?

     Instead of withdrawing shares held in the Plan, a Participant may sell all or any portion of such shares held in the Participant's account by notifying the Bank in writing. The first Friday after receipt of the written notice or, if there is no trading on that date, the following business day, the Bank will sell such shares through First Union Brokerage Services. First Union Brokerage Services will process all sales of shares pursuant to the Plan on a nonprofit basis and will charge fees only to the extent necessary to cover its cost in effecting a given sale. In addition, no minimum fee will be applied to any sale transaction.

TERMINATION OF PARTICIPATION

21. HOW MAY PARTICIPATION IN THE PLAN BE TERMINATED?

     A Participant may terminate participation in the Plan at any time by notifying the Bank in writing to that effect; provided, however, that any notice of termination received by the Bank between a dividend record date and payment date will not be effective until after such dividend is reinvested under the Plan. The Company may also terminate a Participant's participation in the Plan by giving written notice to that effect to such Participant at any time; provided, however, that if such notice is given between a dividend record date and payment date, such termination shall not be effective until after such dividend is reinvested under the Plan.

     A Participant's participation in the Plan will automatically be terminated if a Participant no longer has certificates representing shares of Common Stock of the Company and no full shares are held under the Plan.

22. WHAT HAPPENS TO THE FULL SHARES AND ANY FRACTIONAL SHARE INTEREST IN A PARTICIPANT'S ACCOUNT WHEN A PARTICIPANT'S PARTICIPATION IN THE PLAN IS TERMINATED?

     Upon termination of a Participant's participation in the Plan, a certificate for the number of full shares in the Participant's account on the effective date of such termination will be issued in the name of and mailed to the Participant by the Bank.

     In lieu of issuing a certificate for fractional shares, the fractional share interest will be sold and a payment check for the proceeds resulting from such sale will be issued in the name of and mailed to the Participant by the Bank. First Union Brokerage Services will process all sales of fractional shares pursuant to the Plan on a nonprofit basis and will charge fees only to the extent necessary to cover its cost in effecting a given sale. In addition, no minimum fee will be applied to any sale transaction.

OTHER INFORMATION

23. WHAT HAPPENS TO A PARTICIPANT'S PLAN ACCOUNT IF ALL FULL SHARES REGISTERED IN THE PARTICIPANT'S NAME ARE TRANSFERRED OR SOLD?

     If a Participant disposes of all full shares of Common Stock registered in the Participant's name on the shareholder records of the Company without terminating participation in the Plan, the Company will continue to reinvest dividends payable on the full and fractional shares of Common Stock held in the Participant's Plan account until such time as the Participant's participation in the Plan is terminated.

24. WHAT HAPPENS IF THE COMPANY PAYS A COMMON STOCK DIVIDEND, DECLARES A COMMON STOCK SPLIT OR ISSUES A COMMON STOCK RIGHTS OFFERING?

     Any Common Stock dividend paid or split declared by the Company will be credited to the accounts of Participants based on the number of shares (including fractional share interests) held in such accounts on the record date for such dividend or split. In the event the Company makes available to holders of Common Stock, rights or warrants to purchase additional shares of Common Stock or other securities, such rights or warrants will be made available to Participants based on the number of full shares (including fractional share interests to the extent applicable) held in their accounts on the record date established for determining the holders of Common Stock entitled to such rights or warrants. The Bank will attempt to sell any fractional rights or warrants applicable and reinvest the proceeds in Common Stock on the next Investment Date. If such fractional rights or warrants have no market value, the fractional rights or warrants will expire.

     In the event of a stock dividend, stock split or similar change to the Common Stock registered hereby, the number of securities will be proportionately adjusted, subject to any required action by the Company's shareholders.

25. HOW WILL A PARTICIPANT'S PLAN SHARES BE VOTED AT A MEETING OF SHAREHOLDERS?

     If, on the record date for a meeting of shareholders, any full or fractional shares are held in a Participant's account under the Plan, such shares will be added to the shares registered in the Participant's name on the shareholder records of the Company, and the Participant will receive one proxy voting card covering the total of such shares. If a Participant so elects, the Participant may vote all of such shares in person at the shareholders' meeting.

26. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     The Internal Revenue Service has ruled on plans similar to the Company's Plan, which provide for purchases of stock at a discount, that a Participant will be treated, for federal income tax purposes, as having received on the dividend payment date a dividend in an amount equal to the fair market value on such date of the shares acquired with the reinvested dividends. For purposes of this paragraph, the "fair market value" of shares on any date will be the average of the high and low sale prices of the shares reported through the NYSE. For shares acquired prior to April 1, 1995, the fair market value of shares on any date will be the average of the high and low sale prices of the shares reported through the NASDAQ National Market System. Shares acquired with reinvested dividends will have a tax basis equal to their fair market value on the dividend payment date. Shares purchased with initial or optional cash payments will have a tax basis equal to the amount paid for them. (See Question
10).

     In the case of a Participant who is subject to backup withholding tax on dividends under the Plan, or a foreign shareholder whose dividends are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the dividends and only the net amount will be reinvested in Common Stock.

     A Participant will not realize any taxable income when such Participant receives a certificate for full shares credited to such Participant's account, either upon request for certain of those shares or upon withdrawal from or termination of the Plan. A Participant will realize a gain or loss when shares purchased under the Plan are withdrawn and sold or exchanged, and, in the case of a fractional share, when the Participant receives a cash payment for fractional shares.

     Under section 305(e) of the Internal Revenue Code of 1986, which section is no longer in effect, certain individual Participants may have elected to exclude up to $750 annually ($1,500 in the case of a joint return) of reinvested dividends from their taxable income for each year 1982 through 1985. The election to exclude the dividends would have been made on the Participant's federal income tax return. If a Participant did so elect to defer taxes on reinvested dividends, the stock received has a zero tax basis to the Participant so that upon sale thereof the full amount of the sale proceeds will be taxable.

     All Participants are urged to consult their own tax advisors to determine the particular tax consequences that may result from their participation in the Plan and the subsequent disposal by them of shares purchased pursuant to the Plan. The income tax consequences for Participants who do not reside in the United States will vary from jurisdiction to jurisdiction.

27. WHAT IS THE RESPONSIBILITY OF THE COMPANY UNDER THE PLAN?

     Neither the Company nor the Bank will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim or liability arising out of failure to terminate a Participant's account upon such Participant's death or dissolution, nor shall it have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

     Participants should recognize that the Company cannot provide any assurance of profit or protection against loss on any shares purchased under the Plan.

28. MAY THE PLAN BE CHANGED OR DISCONTINUED?

     The Company reserves the right to modify, suspend or terminate the Plan at any time. Participants will be notified of any such modification, suspension or termination.

                              PLAN OF DISTRIBUTION

     The Common Stock acquired under the Plan may be sold directly by the Company or purchased on the open market. Broker-dealers and other financial intermediaries may engage in positioning transactions in order to benefit from the 5% discount upon the reinvestment of dividends. The Company may sell Common Stock at the 5% discount to Shareholders, including financial intermediaries, who may thereafter resell the shares to capture the discount ("Resale Activity") in market transactions (including coverage of short positions) on the NYSE or in privately negotiated transactions. Shareholders participating in Resale Activity may be deemed underwriters with the difference between the discounted price such Shareholders pay to the Company for shares of Common Stock acquired under the Plan and the price at which such shares are resold being deemed underwriting commissions. The maximum investment limit minimizes the profit potential for Resale Activity after accounting for transactional costs and the Company does not expect any Resale Activity by financial intermediaries.

                                USE OF PROCEEDS

     The Company does not know precisely the number of shares of Common Stock that will ultimately be purchased under the Plan or the prices at which such shares will be purchased. The net proceeds realized by the Company from the purchase of shares by Participants in the Plan will be added to working capital primarily for application toward the Company's construction program.

     The Company has a continuing construction program, the nature and extent of which are based upon current and estimated future natural gas system load growth and balancing. The program is subject to continuous review and has been and will be modified as necessary for adaptation to changing business conditions, variations in prices, availability of natural gas, new laws, requirements of regulatory authorities relating to energy use and environmental control, and orders in natural gas rate proceedings. The construction program for the fiscal year ending September 30, 1996 calls for plant and equipment expenditures of approximately $61 million.

                                 LEGAL MATTERS

     Certain matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by Fennebresque, Clark, Swindell & Hay, Charlotte, North Carolina.

                                    EXPERTS

     The consolidated financial statements and schedules for each of the three fiscal years in the period ended September 30, 1995 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Articles of Incorporation provide that a director of the Company shall not be personally liable for monetary damages for breach of his or her duties as a director except and only to the extent applicable law restricts the effectiveness of such provision. Under applicable law, this provision precludes any claim of the Company's shareholders for monetary damages based on a breach of duty of directors, with the following exceptions under the North Carolina Business Corporation Act: (i) acts or omissions that such director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) certain unlawful distributions, including unlawful redemptions of shares, (iii) any transaction from which such director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the effectiveness of the provision on April 27, 1988.

     The By-laws of the Company contain provisions which require the Company to indemnify current or former directors and officers to the fullest extent permitted by law against claims and liabilities, including reasonable costs of defense attendant thereto, imposed upon such persons by reason of his or her status as a director or officer of the Company unless such claims, liabilities and expenses are attributable to the negligence or misconduct of such director or officer. The North Carolina Business Corporation Act contains provisions which mandate in some instances and permit in other instances such indemnification.

     The Company has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the provisions described above, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           ADDRESS FOR CORRESPONDENCE

     All correspondence concerning the Plan should be addressed to:

                  First Union National Bank of North Carolina
                  Dividend Reinvestment Department
                  230 South Tryon Street, 11th Floor
                  Charlotte, North Carolina 28288-1153

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    CONTENTS

                                                        PAGE
Available Information................................     2
Material Incorporated by Reference...................     2
The Company..........................................     2
Description of the Plan..............................     3
  Participation......................................     3
  Administration.....................................     4
  Costs..............................................     4
  Purchases..........................................     4
  Initial Cash Payments and Optional Cash Payments...     5
  Reports to Participants............................     6
  Dividends..........................................     6
  Safekeeping of Stock Certificates..................     6
  Withdrawal of Shares in Plan Accounts..............     6
  Termination of Participation.......................     7
  Other Information..................................     7
Plan of Distribution.................................     8
Use of Proceeds......................................     9
Legal Matters........................................     9
Experts..............................................     9
Indemnification of Officers and Directors............     9
Address for Correspondence...........................     9

                       (Public Service logo appears here)


                                1,675,631 SHARES
                                  COMMON STOCK

                                 ($1 PAR VALUE)

                                   PROSPECTUS
                               SEPTEMBER   , 1996

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by the Company in connection with the issuance and distribution of the shares being registered hereby are:

Registration Fee...........................................................................   $ 6,099
Printing...................................................................................    12,000
Legal Fees and Expenses....................................................................     7,500
New York Stock Exchange Fees...............................................................     1,500
Accounting Fees and Expenses...............................................................     3,000
Blue Sky Fees and Expenses.................................................................     5,000
North Carolina Utilities Commission........................................................       250
Postage and Miscellaneous..................................................................     4,651
     Total.................................................................................   $40,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The By-laws of the Company contain provisions that require the Company to indemnify current or former directors or officers to the fullest extent allowed by law. Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act provide for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorize North Carolina corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     The registrant maintains insurance to protect itself and its directors and officers against expense or loss arising from any action, suit or proceeding brought by reason of the fact that any person is a director or officer of the registrant. The policy provides for the payment on behalf of its directors and officers of losses that arise from claims against the directors and officers for a wrongful act while acting in that capacity. The policy also provides for payment of losses that the registrant may be required or permitted to pay as indemnity due the directors or officers for claims against them for wrongful acts.

ITEM 16. EXHIBITS

EXHIBIT NO.                                        DESCRIPTION OF EXHIBIT
    4(a)      Amended and Restated Charter*
    4(b)      By-Laws as Amended to Date**
    5         Opinion of Fennebresque, Clark, Swindell & Hay
   23(a)      Consent of Arthur Andersen LLP (reference is made to page II-5)
   23(b)      Consent of Fennebresque, Clark, Swindell & Hay (included in Exhibit 5)
   99(a)      Form of Authorization Form
   99(b)      Form of letter from Company to new shareholders enclosing Prospectus
   99(c)      Form of letter from Company to current shareholders enclosing Prospectus

 *Filed as Exhibit 3-A-4 to Registrant's 1992 Annual Report on Form 10-K, File
  No. 0-1218.
**Filed as Exhibit 3-G to Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1992.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that the undertakings set forth in paragraphs
     (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gastonia, and the State of North Carolina, on the 22nd day of August, 1996.

                                         PUBLIC SERVICE COMPANY OF
                                         NORTH CAROLINA, INCORPORATED

                                         By: /s/     CHARLES E. ZEIGLER, JR.
                                                  CHARLES E. ZEIGLER, JR.
                                                  CHAIRMAN, PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints Charles E. Zeigler, Jr., Robert D. Voigt, Jack G. Mason and J. Paul Douglas, and each of them singly, as such person's true and lawful attorneys, with full power to them and each of them to sign, for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

                      SIGNATURE                                             TITLE                              DATE


        /s/           CHARLES E. ZEIGLER, JR.           Chairman, President and                          August 22, 1996
               CHARLES E. ZEIGLER, JR.                    Chief Executive Officer
                                                          (Principal Executive Officer)

          /s/               ROBERT D. VOIGT             Senior Vice President -- Corporate               August 22, 1996
                   ROBERT D. VOIGT                        Development and Chief Financial
                                                          Officer (Principal Financial and
                                                          Accounting Officer)

          /s/    WILLIAM C. BURKHARDT                   Director                                         August 22, 1996
                 WILLIAM C. BURKHARDT

          /s/     WILLIAM A.V. CECIL                    Director                                         August 22, 1996
                  WILLIAM A.V. CECIL

          /s/     BERT COLLINS                          Director                                         August 22, 1996
                  BERT COLLINS

          /s/     JOHN W. COPELAND                      Director                                         August 22, 1996
                  JOHN W. COPELAND

          /s/     H. MAX CRAIG, JR.                     Director                                         August 22, 1996
                  H. MAX CRAIG, JR.

          /s/     VAN E. EURE                           Director                                         August 22, 1996
                  VAN E. EURE

                      SIGNATURE                                             TITLE                              DATE

         /s/    B. FRANK MATTHEWS, II                   Director                                         August 22, 1996
                B. FRANK MATTHEWS, II

         /s/    WILLIAM L. O'BRIEN, JR.                 Director                                         August 22, 1996
                WILLIAM L. O'BRIEN, JR.

         /s/    D. WAYNE PETERSON                       Director                                         August 22, 1996
                D. WAYNE PETERSON

         /s/    BEN R. RUDISILL, II                     Director                                         August 22, 1996
                BEN R. RUDISILL, II

          /s/   G. SMEDES YORK                          Director                                         August 22, 1996
                G. SMEDES YORK

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our reports dated November 2, 1995, included in the Public Service Company of North Carolina, Incorporated Form 10-K for the fiscal year ended September 30, 1995 and to all references to our Firm included in this Registration Statement.

                                      /s/  ARTHUR ANDERSEN LLP

Charlotte, North Carolina
August 22, 1996

                               INDEX TO EXHIBITS

EXHIBIT NO.                                             DESCRIPTION OF EXHIBITS
   4    (a)   Amended and Restated Charter*
   4    (b)   By-Laws as Amended to Date**
   5          Opinion of Fennebresque, Clark, Swindell & Hay
  23    (a)   Consent of Arthur Andersen LLP (reference is made to page II-5)
  23    (b)   Consent of Fennebresque, Clark, Swindell & Hay (included in Exhibit 5)
  99    (a)   Form of Authorization Form
  99    (b)   Form of letter from Company to new shareholders enclosing Prospectus
  99    (c)   Form of letter from Company to current shareholders enclosing Prospectus

 *Filed as Exhibit 3-A-4 to Registrant's 1992 Annual Report on Form 10-K, File No. 0-1218.
**Filed as Exhibit 3-G to Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1992.